Exhibit 10.3
THE BON-TON STORES, INC.
RESTRICTED STOCK AGREEMENT
PERFORMANCE SHARES
This is a Restricted Stock Agreement — Performance Shares dated as of February 2, 2009 (“Agreement”), between The Bon-Ton Stores, Inc. (the “Company”) and the undersigned (“Grantee”). This Agreement is entered into pursuant to the provisions of the Plan (as defined below) and in connection with a certain employment agreement entered into by and between the Grantee and the Company as of February 1, 2009, (the employment agreement, including all amendments thereto being referred to herein as the “Employment Agreement”). This Agreement is intended to be consistent with the Employment Agreement and specifically those provisions of the Employment Agreement regarding “Performance-Based Award of Restricted Shares” and shall be so interpreted. To the extent any provision hereof is inconsistent with the provisions of the Employment Agreement, the provisions of the Employment Agreement shall be given effect. To the extent the definition of any terms defined in the Employment Agreement is modified from time to time by amendments made to the Employment Agreement, the definition as in effect at the relevant time shall apply for purposes of this Agreement. All determinations regarding the vesting of Restricted Stock hereunder shall be made by the Committee (as that term is defined in the Plan) consistent with the Plan’s provisions regarding performance-based compensation.
1. Definitions. As used herein:
(a) “Date of Grant” means February 2, 2009, the date on which the Company awarded the Restricted Stock.
(b) “Forfeiture Date” means any date as of which Grantee’s rights to all or any portion of the Restricted Stock are forfeited pursuant to applicable provisions of this Agreement.
(c) “Plan” means The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan, as amended from time to time.
(d) “Restricted Period” with respect to any shares of Restricted Stock means the period beginning on the Date of Grant and ending on the Vesting Date for such shares.
(e) “Vesting Date” with respect to any shares of Restricted stock means the date set as a vesting date pursuant to Paragraph 2 hereof, or such earlier vesting date as is otherwise provided herein.
All other capitalized terms used herein shall have the meaning set forth in the Employment Agreement or in the Plan except to the extent the context clearly requires otherwise. This Agreement is intended to be consistent with the terms of the Plan and is subject in all regards to the terms of the Plan. In the event of any inconsistency in the definition contained in the Employment Agreement and that contained in the Plan, the definition in the Employment Agreement shall control.

2. Grant of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, the Company grants to Grantee one hundred thousand (100,000) shares of the Company’s Common Stock, par value $.01 (the “Restricted Stock”). Of the Restricted Stock subject to this Agreement, fifty percent (50%) is subject to vesting (or forfeiture) on the basis of the achievement of certain performance goals to be established for the Company’s 2009 fiscal year (i.e., the fiscal year ending January 30, 2010), and the remaining fifty percent (50%) is subject to vesting (or forfeiture) on the basis of the achievement of performance goals to be established for the Company’s 2010 fiscal year (i.e., the fiscal year ending January 29, 2011). The two portions of the Restricted Stock are referred to herein as the “2009 Performance Shares Based Upon Company Performance For Fiscal Year 2009” and the “2009 Performance Shares Based Upon Company Performance for Fiscal Year 2010,” respectively. Except as otherwise provided herein, the Restricted Stock shall vest (or be forfeited) as follows:
2009 Performance Shares Based Upon Company Performance For Fiscal Year 2009
One hundred percent (100%) of the fifty thousand (50,000) 2009 Performance Shares Based Upon Company Performance For Fiscal Year 2009 become vested in the event the Company achieves the target financial objectives set by the Committee for Fiscal Year 2009. The Committee may also establish vesting for less than one hundred percent of such shares based on achievement of financial objectives below the target financial objective.
2009 Performance Shares Based Upon Company Performance For Fiscal Year 2010
One hundred percent (100%) of the fifty thousand (50,000) 2009 Performance Shares Based Upon Company Performance For Fiscal Year 2010 become vested in the event the Company achieves the target financial objectives set by the Committee for Fiscal Year 2010. The Committee may also establish vesting for less than one hundred percent of such shares based on achievement of financial objectives below the target financial objective.
Termination of Employment. Any Restricted Stock that is not earned and vested on the effective date of the Grantee’s termination of employment for any reason shall be forfeited (if not already forfeited), subject to the following:
(i) In the event that the Grantee, on or before January 30, 2010 is discharged without Cause or resigns for Good Reason, the 2009 Performance Shares Based Upon Company Performance For Fiscal Year 2009 shall become vested to the extent provided above based on attainment of the performance goals for the Company’s 2009 fiscal year to the same extent such Restricted Stock would have become vested had the Grantee remained employed with the Company or an Affiliate of the Company through the date that the Committee makes a determination regarding the achievement of the performance targets described above for the Company’s 2009 fiscal year; provided, however, that no portion of the 2009 Performance Shares Based Upon Company Performance for Fiscal Year 2009 shall be vested in such a situation unless the Grantee executes a general release as required under applicable provisions of the Employment Agreement; and

(ii) In the event that the Grantee, after January 30, 2010 and prior to January 30, 2011, is discharged without Cause or resigns for Good Reason, the 2009 Performance Shares Based Upon Company Performance For Fiscal Year 2010 shall become vested to the same extent such Restricted Stock would have become vested had the Grantee remained employed with the Company or an Affiliate of the Company through the date that the Committee makes a determination regarding the achievement of the performance goals established for the Company’s 2010 fiscal year; provided, however, that no portion of the 2009 Performance Shares Based Upon Company Performance For Fiscal Year 2010 shall be vested in such a situation unless the Grantee executes a general release of claims consistent with the release of claims as required under applicable provisions of the Employment Agreement.
3. Restrictions on Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign any Restricted Stock during such shares’ Restricted Period.
4. Lapse of Restrictions. Subject to the terms and conditions set forth herein and in the Plan, the restrictions on Restricted Stock set forth in Paragraph 4 shall lapse on the Vesting Date.
5. Forfeiture Dates and Forfeiture of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan: If Grantee’s employment with the Company or an Affiliate of the Company terminates during the Restricted Period for any reason, such date shall be the Forfeiture Date, and Grantee shall forfeit any Restricted Stock still subject to restrictions as of the Forfeiture Date, except as provided above in Paragraph 2. Upon a forfeiture of any shares of Restricted Stock as provided in this Paragraph 5, the shares of Restricted Stock so forfeited shall be reacquired by the Company without consideration.
6. Rights of Grantee. Except for the restrictions set forth in Paragraph 3 and the provisions respecting dividends on Restricted Stock set forth in Paragraph 7, during the Restricted Period Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the Restricted Stock to the same extent that such shares could be voted if they were not subject to the restrictions set forth in this Agreement.
7. Dividends on Restricted Stock. No dividends shall accrue or be paid to the Grantee with respect to any shares of Restricted Stock for any period prior to the date such shares become vested.
8. Change of Control of Company. In the event of a Change of Control (as defined, from time to time, in the Employment Agreement) prior to January 30, 2010, the 2009 Performance Shares Based Upon Company Performance For Fiscal Year 2009 shall immediately become fully vested. In the event of a Change of Control on or after January 30, 2010 and on or before January 29, 2011, the 2009 Performance Shares Based Upon Company Performance For Fiscal Year 2010 shall become vested without regard to the achievement of the goals established for the Company’s 2010 fiscal year on the third month anniversary of the date of the Change of Control, provided the Grantee remains employed by the Company or an Affiliate of the Company or, if applicable, a successor company, through such date, or on such earlier date following the Change of Control if the Grantee is terminated by the Company or an Affiliate of the Company or, if applicable, a successor company, without Cause.

9. Notices. Any notice to be given to the Company shall be addressed to the Controller of the Company at its principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when personally delivered, by courier service such as Federal Express, or by other messenger, or when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.
10. Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the conditions of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.
11. Delivery of Shares. Upon the determination that any portion of the Restricted Stock has become vested, the Company shall notify Grantee (or Grantee’s personal representative, heir or legatee in the event of Grantee’s death) that the restrictions on an installment of Restricted Stock have lapsed, and shall, without payment from Grantee for such Restricted Stock, upon such Grantee’s request deliver a certificate for such Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 10, provided that no certificates for shares will be delivered to Grantee (or to his or her personal representative, heir or legatee) until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such shares. The Company may condition delivery of certificates for shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a share on the Vesting Date.
12. Status of Restricted Stock. The Restricted Stock is intended to constitute property that is subject to a substantial risk of forfeiture during the Restricted Period, and subject to federal income tax in accordance with section 83 of the Internal Revenue Code (the “Code”). Section 83 generally provides that Grantee will recognize compensation income with respect to each installment of the Restricted Stock on the Vesting Date in an amount equal to the then fair market value of the shares for which restrictions have lapsed. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the Date of Grant in an amount equal to the fair market value of the Restricted Stock subject to the election on the Date of Grant. Such election must be made within 30 days of the Date of Grant and Grantee shall immediately notify the Company if such an election is made. Grantee should consult his or her tax advisors to determine whether a Section 83(b) election is appropriate.

13. Administration. This Award has been granted pursuant to and is subject to the terms and provisions of the Plan. All questions of interpretation and application of the Plan and this Award shall be determined by the Committee. The Committee’s determination shall be final, binding and conclusive.
14. Award Not to Affect Employment. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate Grantee’s employment, services, responsibilities, duties, or authority to represent the Company or any Affiliate at any time for any reason whatsoever.
15. Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer shares in connection with this Award, the Company shall have the right to (a) require Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or (b) take whatever action it deems necessary to protect its interest with respect to tax liabilities. In addition, Grantee shall have the right to have such withholding tax requirements satisfied, either in whole or in part, by means of a relinquishment back to, the Company of a number of shares as to which Grantee’s interest is fully vested having a Fair Market Value equal to the amount of such withholding tax requirements as Grantee indicates he wants to meet by such means.
16. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
17. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, except that the Employment Agreement shall control in the event of any inconsistencies between this Agreement and the Employment Agreement.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

THE BON-TON STORES, INC.
By:	/s/ Byron L. Bergren
Byron L. Bergren
President and Chief Executive Officer

/s/ Anthony Buccina
Anthony Buccina